Exhibit 23.1
CONSENT OF BURR, PILGER & MAYER LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-84356) of Abaxis, Inc. of our report dated June 23, 2008, with respect to the Statement of Net Assets Available For Benefits of the Abaxis Tax Deferral Savings Plan as of December 31, 2007, and the Related Statement of Changes In Net Assets Available For Benefits for the year then ended, and the related supplemental Schedule H, line 4i — Schedule of Net Assets (Held At End of Year) as of December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 11-K of the Abaxis Tax Deferral Savings Plan.
/s/ Burr, Pilger & Mayer LLP
BURR, PILGER & MAYER LLP
San Jose, California
June 23, 2008